Exhibit 99.1

Contacts:
Dov A. Goldstein, M.D.	Hala Bashir	E. Blair Schoeb
Vicuron Pharmaceuticals Inc.	WeissCom Partners	Burns McClellan Inc.
610-205-2312	212-204-2080	212-213-0006
dgoldstein@vicuron.com	Hala@weisscom.net	bschoeb@burnsmc.com

VICURON PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

KING OF PRUSSIA, Pa. – May 6, 2004 - Vicuron Pharmaceuticals Inc. (Nasdaq: MICU and Nuovo Mercato: MICU) today reported financial results for the three month period ended March 31, 2004.

Total revenues for the first quarter 2004 were $1.9 million compared with $1.8 million for 2003. Total operating expenses were $26.1 million in the first quarter of 2004 compared to $109.3 million during the same period last year. The operating expenses in 2003 included a one-time non-cash write-off of acquired in-process research and development (IP R&D) of $94.5 million resulting from the completion of the merger of Versicor and Biosearch Italia.

For the first quarter of 2004, Vicuron reported a net loss of $23.5 million or $0.44 per share on 54 million weighted average shares outstanding. This compares to a net loss of $107.2 million, or $3.15 per share on 34 million weighted average shares outstanding, for the first quarter of 2003.

At March 31, 2004, cash and cash equivalents and unrestricted marketable securities totaled approximately $142.3 million.

“Over the last few months, Vicuron has made key appointments in sales and marketing to prepare us for the launch of our novel antifungal agent, anidulafungin, an event that we expect will mark the company’s transition into a commercial organization,” said George F. Horner III, Vicuron’s President and Chief Executive Officer. “We also moved once-weekly dalbavancin closer to an NDA filing by making steady progress in our ongoing Phase III studies; we expect to report these data in the second half of 2004.”

Recent Corporate and Product Highlights

•	Announced positive anidulafungin and dalbavancin data at the European Congress of Clinical Microbiology and Infectious Diseases in Prague, including in vitro data demonstrating anidulafungin’s superior potency against a broad range of Candida species and clinical data demonstrating that anidulafungin is well-tolerated in combination with voriconazole;

•	Appointed experienced management to drive anidulafungin market launch including Robert Radie as Senior Vice President of Sales and Jennifer Copeland and Steven Gelone as Directors of Medical Science Liaisons (MSL) – the Sales and MSL teams will work together in the field to help drive the rapid uptake of anidulafungin;

•	Announced positive Phase III data demonstrating that anidulafungin can be safely used in combination with liposomal amphotericin B without increasing side effects; and

•	Announced positive Phase II data showing once-weekly dalbavancin has superior efficacy to vancomycin for catheter-related bloodstream infections, marking the first time any Gram-positive injectable antibiotic was shown to be superior to standard of care in a head-to-head comparison for these types of infections.

About Vicuron

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients in North America and major countries in Europe. The company has filed a New Drug Application with the U.S. Food and Drug Administration for its lead product, anidulafungin, a novel antifungal agent. The company’s other lead product, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, is in Phase III clinical trials. The company’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, the company has research and development collaborations with leading pharmaceutical companies, such as Pfizer and Novartis.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed, that the timing of the filing of any new drug application might be delayed, that subsequent clinical trials might indicate that a product candidate is unsafe or ineffective, that any filed new drug application may not be approved, that ongoing proprietary and collaborative research might not occur or yield useful results, that a third party may not be willing to license our product candidates on terms acceptable to us or at all, that competitors might develop superior substitutes for their products or market them more effectively, that a sales force may not be developed as contemplated and that one or more of its product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

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VICURON PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2004	March 31, 2003
Revenues:
Collaborative research and development and contract services	$1,792	$1,717
License fees and milestones	136	41

Total revenues	1,928	1,758

Operating expenses:
Research and development	22,035	12,723
General and administrative	4,071	2,082
Acquired in-process research and development	—	94,532

Total operating expenses	26,106	109,337

Loss from operations	(24,178)	(107,579)
Other income (expense):
Interest income	686	449
Interest expense	(28)	(70)

Net loss	$(23,520)	$(107,200)

Net loss per share:
Basic and diluted	$(0.44)	$(3.15)

Weighted average shares	54,029	33,995

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$102,176	$113,361
Marketable securities	40,170	52,796
Accounts receivable, net	4,905	5,533
Prepaid expenses and other current assets	6,964	6,329

Total current assets	154,215	178,019
Property, plant and equipment	45,389	43,757
Intangible assets, net	22,201	23,373
Long-term receivables	11,075	9,787
Long-term marketable securities-restricted	125	3,232
Other assets	3,156	330

Total assets	$236,161	$258,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,035	$13,986
Accrued liabilities	18,436	15,085
Current portion of long term debt	1,785	2,360
Current portion of deferred revenue	911	1,068

Total current liabilities	35,167	32,499
Long-term debt, less current portion	7,311	7,493
Deferred revenue, less current portion	1,750	1,750
Other long-term liabilities	2,985	2,973

Total liabilities	47,213	44,715

Stockholders’ equity:
Common stock	54	54
Additional paid-in capital	520,899	518,275
Deferred stock compensation	(473)	(454)
Accumulated other comprehensive income	18,712	22,631
Accumulated deficit	(350,244)	(326,723)

Total stockholders’ equity	188,948	213,783

Total liabilities and stockholders’ equity	$236,161	$258,498